Filed Pursuant to Rule 424(b)(3)
Registration No. 333-156115

PROSPECTUS SUPPLEMENT NO. 4 TO
PROSPECTUS DATED DECEMBER 24, 2008

ENERJEX RESOURCES, INC.
1,000,000 SHARES OF COMMON STOCK
(par value $0.001 per share)

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This Prospectus Supplement relates to the resale of up to 1,000,000 shares of Common Stock, par value $0.001 per share, of EnerJex Resources, Inc. (“EnerJex”).  These shares may be offered or sold by the selling stockholder identified on page 77 of the Prospectus dated December 24, 2008 (the “Base Prospectus”) in the manner provided in the Base Prospectus.  See “Plan of Distribution” in the Base Prospectus.  EnerJex will not receive any proceeds from such transactions.

See “Risk Factors” on page 11 of the Base Prospectus for certain considerations relevant to an investment in the Common Stock.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS IS TRUTHFUL OR COMPLETE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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This Prospectus Supplement should be read in conjunction with, and may not be delivered or utilized without, the Prospectus dated December 24, 2008 as supplemented by the Prospectus Supplements dated January 16, 2009, February 24, 2009, and June 4, 2009 (collectively, the “Prospectus”).  EnerJex has agreed to indemnify the selling stockholder against certain liabilities, including liabilities under the Securities Act of 1933.  Capitalized terms used in this Prospectus Supplement and not otherwise defined have the same meanings as in the Prospectus.

The date of this Prospectus Supplement is June 5, 2009.

RECENT DEVELOPMENTS

Attached hereto is Form 8-K disclosing a Material Definitive Agreement:

On June 1, 2009, EnerJex entered into a Joint Operating Agreement with Pharyn Resources to explore and develop the Brownrigg Lease in Linn County, Kansas.  All costs and expenses related to the Initial Development wells shall be borne by Pharyn and  Pharyn shall have a ninety percent (90%) working interest in the Initial Development wells and EnerJex shall have a ten percent (10%) carried working interest. On June 5, 2009, EnerJex filed the attached Form 8-K regarding the Pharyn Joint Operating Agreement.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 5, 2009

ENERJEX RESOURCES, INC.
(Name of small business issuer in its charter)

Nevada	000-30234	88-0422242
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27 Corporate Woods, Suite 350 10975 Grandview Drive Overland Park, KS	66210
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (913) 754-7754

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

On June 1, 2009, the Company entered into a Joint Operating Agreement with Pharyn Resources to explore and develop the Brownrigg Lease in Linn County, Kansas.  All costs and expenses related to the Initial Development wells shall be borne by Pharyn and Pharyn shall have a ninety percent (90%) working interest in the Initial Development wells and EnerJex shall have a ten percent (10%) carried working interest.

The description of the Joint Operating Agreement does not purport to be complete and is qualified in its entirety by reference to the complete Joint Operating Agreement to be filed with the Registrant's next Annual Report on Form 10-K.

Item 8.01 Other Items

On June 5, 2009, the Registrant issued a press release announcing the Pharyn Joint Operating Agreement described in Item 1.01 above. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

99.1	Press Release dated June 5, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERJEX RESOURCES, INC.

By:
C. Stephen Cochennet, Chief Executive Officer

Date: June 5, 2009

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FOR IMMEDIATE RELEASE

ENERJEX RESOURCES ENTERS INTO
JOINT VENTURE
WITH PHARYN RESOURCES

Overland Park, Kan. (June 5, 2009) – EnerJex Resources, Inc. (OTC:BB ENRJ) has entered into an agreement with Pharyn Resources (Pharyn) to begin a 20 well development program on EnerJex’s Brownrigg lease in Linn County, Kansas. EnerJex will contribute the 320 acre property in exchange for a 10% carried working interest and a cost-plus management fee. Pharyn will contribute up to $700,000 in initial development capital. EnerJex will develop the project and remain the operator of the property.

“We are extremely pleased to be working with Pharyn in our first joint venture project” said Steve Cochennet, Chairman and Chief Executive Officer of EnerJex. “We feel we have an agreement that pairs our drilling and operating background with Pharyn’s investment objectives, which is intended to build long-term sustainable earnings growth for both companies. We hope this is the first of many joint venture/farm out structures we can close to further our growth strategies.”

Phil Hudnall, President of Pharyn Resources stated, “We believe that there is tremendous opportunity in eastern Kansas. We look forward to working closely with the EnerJex team to add value through capital appreciation and to build an income stream for both our clients and EnerJex stockholders.”

About EnerJex Resources, Inc.

EnerJex is an oil and natural gas acquisition, exploration and development company formed in December 2005. Operations, conducted solely through EnerJex Kansas, its wholly owned operating subsidiary, are focused on the mid-continent region of the United States. EnerJex acquires oil and natural gas assets that have existing production and cash flows.

Once acquired, EnerJex implements an exploration and development program to accelerate the recovery of the existing oil and natural gas as well as explore for additional reserves.

More information on EnerJex and its operations can be found on its website: www.EnerJexResources.com.

27 Corporate Woods, Ste 350	10975 Grandview Drive	Overland Park, KS 66210
Office: 913.754.7754		Fax: 913.754.7755
www.EnerJexResources.com

About Pharyn Resources

Pharyn is an independent E&P company based in Kansas. Incorporated in Colorado in 2005, Pharyn is actively involved in enhancement of existing field reserves and developmental drilling in Southeast Texas and Eastern Kansas.  Pharyn is focused on opportunities to fully exploit oil and gas reserves that have been left behind, but with minimal operating costs.

More information on Pharyn and its operations can be found on its website: www.pharynresources.com.

Forward-Looking Statements

This press release contains forward-looking statements regarding the agreement with Pharyn and the respective operations of EnerJex and Pharyn. Such statements involve risks and uncertainties, including, but not limited to: any benefits to EnerJex from the Pharyn Agreement; results of the exploratory drilling program; ability of the agreement to enhance stockholder value for any of the companies; the continued production of oil and gas at historical rates; costs of operations; delays, and any other difficulties related to producing oil or gas; price of oil and gas; marketing and sales of produced minerals; risks and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth.

Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements EnerJex makes in this news release include market conditions and those set forth in reports or documents EnerJex files from time to time with the Securities and Exchange Commission (SEC). EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Contact:
Steve Cochennet
EnerJex Resources, Inc.
(913) 754-7754

27 Corporate Woods, Ste 350	10975 Grandview Drive	Overland Park, KS 66210
Office: 913.754.7754		Fax: 913.754.7755
www.EnerJexResources.com

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